Exhibit 10.6

EXECUTION VERSION

NON-RECOURSE Carve-Out Guaranty

This NON-RECOURSE CARVE-OUT GUARANTY, dated as of July 1, 2026 (as may be amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time in accordance with the provisions hereof, the “Guaranty”), is made by Presidio Production Company, a Delaware corporation (the “Guarantor”), in favor of Goldman Sachs Bank USA, as collateral agent acting for the benefit of the Secured Parties (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”). The Guarantor and Collateral Agent are individually referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, on the terms and subject to conditions of that certain Loan and Security Agreement (as it may be amended, restated, amended and restated, replaced, supplemented, or otherwise modified from time to time, the “Loan Agreement”), dated as of the date hereof, by and among Presidio Acquisitions LLC, a Delaware limited liability company, as borrower (“Borrower”), Presidio Intermediate Holding Company II LLC, a Delaware limited liability company, as Holdings, Goldman Sachs Bank USA, as administrative agent, the Collateral Agent, and Lenders from time to time party thereto, this Guaranty and the other Transaction Documents, Borrower has requested that the Lenders extend, and Lenders have agreed to extend Commitments in an aggregate principal amount of up to one billion Dollars ($1,000,000,000) subject to the terms and conditions therein and for the uses provided for therein;

WHEREAS, it is a condition precedent to the obligations of Lenders to extend the Commitments and make the Loans under the Loan Agreement that the Guarantor execute and deliver this Guaranty;

WHEREAS, the Guarantor owns, indirectly, one hundred percent (100%) of the Equity Interests in the Borrower and has received and/or expects to receive substantial direct and indirect benefits from Lenders’ extension of the Commitments and making of Loans to Borrower (which benefits are hereby acknowledged); and

NOW, THEREFORE, as an inducement to Lenders to enter into the Loan Agreement, extend the Commitments to Borrower and to make the Loans to Borrower, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1. Defined Terms. As used in this Guaranty, the following terms have the meanings set forth below:

“Borrower” has the meaning assigned to such term in the recitals hereto.

“Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Consolidated Net Worth” shall mean, as of a given date, (i) the total assets of the Guarantor and its consolidated subsidiaries as of such date (excluding the Guarantor’s equity directly or indirectly invested in and interest in Borrower), less (ii) Guarantor and its and its consolidated subsidiaries’ total liabilities as of such date, determined in accordance with GAAP.

“Covered Entity” has the meaning set forth in Section 2.1(b)(i).

“CPLR” has the meaning set forth in Section 5.14.

“Guaranteed Obligations” has the meaning set forth in Section 2.1.

“Guarantor” has the meaning assigned to such term in the preamble hereto.

“Guarantor Claims” means all debts and liabilities of Borrower or any other Loan Party to the Guarantor or any of its Affiliates, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of Borrower or any other Loan Party thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by the Guarantor and its Affiliates. The Guarantor Claims shall include, without limitation, all rights and claims of the Guarantor and its Affiliates against any Loan Party (arising as a result of subrogation or otherwise) as a result of the Guarantor’s or Affiliate’s payment of all or a portion of the Guaranteed Obligations.

“Guaranty” has the meaning assigned to such term in the preamble hereto.

“Loan Agreement” has the meaning assigned to such term in the recitals hereto.

“Party” and “Parties” each has the meaning assigned to such term in the preamble hereto.

“Solvent” means, with respect to any Person, taken as a whole, that as of the date of determination, (a) the sum of the such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to their business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and such Person is not insolvent within the meaning of any Debtor Relief Law. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Ultimate Parent Party” or “Ultimate Parent Parties” has the meaning set forth in Section 2.1(a)(i).

Section 1.2. Construction; Time Periods. Unless the context otherwise requires, and except as otherwise provided in this Guaranty, Section 1.2 (Certain Terms, Interpretation, etc) and Section 1.4 (Timing of Payment and Performance) of the Loan Agreement shall apply to this Guaranty, mutatis mutandis.

ARTICLE II.
NATURE AND SCOPE OF GUARANTY

Section 2.1. Guaranty of Obligation. The Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as a primary obligor. The Guarantor hereby irrevocably, absolutely and unconditionally, as a primary obligor and not merely as a surety, guarantees to Collateral Agent and each other Secured Party the punctual and complete payment, fulfillment and performance in full, as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise, of all of the following obligations (collectively, the “Guaranteed Obligations”):

(a) the obligation to pay, reimburse, indemnify, defend and hold harmless each Secured Party from and against any and all loss, damage, cost, expense, liability, claim, suit, obligation or other amount incurred by such Secured Party (including, without limitation, fees of outside counsel and costs incurred but excluding lost future profits) arising out of or in connection with any of the following (whether arising as a result of an act or omission of any Ultimate Parent Party or a third party claim):

(i) any act of fraud or theft of, or willful conversion, misapplication, misappropriation of, funds or assets by any Loan Party or any employee, member, officer or shareholder of any Loan Party or any Affiliate of any of the foregoing (individually or collectively as the context may require, “Ultimate Parent Party”) in any way related to or in connection with the Facility or the Oil and Gas Properties;

(ii) gross negligence or willful misconduct by any Ultimate Parent Party in any way related to or in connection with the Facility or the Oil and Gas Properties;

(iii) any fraud, willful or intentional misrepresentation or intentionally misleading or intentionally incorrect certification made by any Ultimate Parent Party in connection with entering into or pursuant to any of the Transaction Documents, or otherwise to induce a Secured Party or any Affiliate thereof to enter into the Loan Agreement, extend the Commitments, make Loans or to release monies from any account held by (or on behalf of) a Secured Party;

(iv) other than as provided in Section 2.1(b)(i), the willful or intentional breach of Section 6.15 (Non-Consolidation) of the Loan Agreement;

(v) any Restricted Payment made by a Loan Party in breach of any Transaction Document;

(vi) the incurrence of any Indebtedness by any Loan Party (other than Permitted Indebtedness) in violation of the Transaction Documents; and/or

(vii) (A) any transfer or disposition of Collateral in breach of any Transaction Documents or (B) voluntary or intentional waste of Collateral that causes an Event of Default under the Transaction Documents; and

(b) the full recourse personal liability of the Guarantor for payment of the Obligations pursuant to the Transaction Documents upon the occurrence of any of the following:

(i) any act or intentional omission that constitutes a breach of Section 6.15 (Non-Consolidation) of the Loan Agreement with the result that all or a substantial portion of the assets and/or liabilities of any Loan Party (each, a “Covered Entity”) are substantively consolidated with the estate of any other Person in connection with a proceeding under any Debtor Relief Law; provided, that such act or intentional omission is adopted by a court in any bankruptcy proceeding as a factor relied on as the basis for a substantive consolidation of such assets and/or liabilities;

(ii) any Ultimate Parent Party commences a voluntary proceeding, action, petition or filing concerning a Covered Entity under any Debtor Relief Law;

(iii) any Ultimate Parent Party files an answer consenting to or otherwise soliciting, supporting, colluding, joining or otherwise acquiescing in an involuntary proceeding, action, petition or filing filed against any Covered Entity under any Debtor Relief Law;

(iv) any Ultimate Parent Party consents to or otherwise supports, colludes, joins or otherwise acquiesces, in an application for the appointment of a custodian, receiver, trustee, or examiner for any Covered Entity or all or any portion of the Collateral;

(v) any Covered Entity makes an assignment for the benefit of creditors, or admits in writing, in any legal or administrative proceeding, such Covered Entity’s insolvency or inability to pay such Covered Entity’s debts as they become due (other than at the request of a Secured Party or its respective agents or employees or in any information provided to a Secured Party pursuant to any Transaction Document), unless failure to make such admission would be a violation of law and such admission is true and accurate;

(vi) any Ultimate Parent Party seeks, in writing, the substantive consolidation of any Covered Entity with the estate of any other Person in any proceeding under any Debtor Relief Law;

(vii) any Ultimate Parent Party, intentionally and in bad faith, contests or opposes in writing any motion made by a Secured Party to obtain relief from the automatic stay in any bankruptcy filing or similar proceeding with respect to a Covered Entity;

(viii) any act of any Ultimate Parent Party made in bad faith with the intent to hinder, delay, prevent or interfere with the exercise, by or on behalf of any Lender, of any rights and remedies under any Transaction Document after the occurrence of and during the continuance of an Event of Default;

(ix) (A) any Ultimate Parent Party challenges, or commences any judicial proceeding seeking to invalidate or avoid, the validity, enforceability or priority of any Security Document or the Lien created thereby, other than asserting defenses based upon the payment or satisfaction, the release of the applicable Lien by the Secured Parties, or the failure of the Secured Parties to comply with the express terms of the Loan Documents and/or (B) any Ultimate Parent Party raises or seeks a defense, judicial intervention or injunctive or other equitable relief or right that is determined by a final non-appealable judgment by a court of competent jurisdiction to have been frivolous or intentionally raised or asserted in bad faith;

(x) Borrower, commits, permits or suffers any Change of Control in breach of the terms of any Transaction Document; and/or

(xi) any collusive transfer or Lien on Collateral in breach of any Transaction Documents.

Section 2.2. Continuing Guaranty.

(a) This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by the Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by the Guarantor. The fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced shall not release or discharge the obligation of the Guarantor to Collateral Agent and each other Secured Party with respect to the Guaranteed Obligations. This Guaranty may be enforced by Collateral Agent and shall not be discharged by the assignment of any Lenders’ interest in the Loan.

(b) This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment or any part thereof of the Facility is rescinded, held to constitute a preference under applicable bankruptcy laws or must otherwise be restored, refunded or returned by a Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or the reorganization of any Ultimate Parent Party, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of, or trustee or similar officer for, any Ultimate Parent Party or any substantial part of the Ultimate Parent Party’s property, or otherwise, all as though such payments had not been made.

(c) The Guaranteed Obligations and the liabilities and obligations of the Guarantor to Collateral Agent and each other Secured Party hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Borrower, any other Loan Party or any other Person against Collateral Agent or any other Secured Party or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

Section 2.3. Guaranty Absolute and Unconditional; No Waiver of Obligations.

(a) The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Transaction Documents, regardless of any law, regulation, or order of any Governmental Authority now or hereafter in effect. The obligations of the Guarantor hereunder are independent of the obligations of Borrower, any other Loan Party or any other guarantor or surety. A separate action may be brought against the Guarantor to enforce this Guaranty, whether or not any action is brought against Borrower, any other Loan Party, any other guarantor or surety or whether or not Borrower, any other Loan Party or any other guarantor or surety is joined in such action. The liability of the Guarantor hereunder is irrevocable, continuing, absolute, and unconditional and the obligations of the Guarantor hereunder shall not be discharged or impaired or otherwise effected by, and the Guarantor hereby irrevocably waives any defenses to enforcement it may have (now or in the future) by reason of:

(i) any illegality or lack of validity or enforceability of any Guaranteed Obligation or any Transaction Document, or any related agreement or instrument;

(ii) any change in the time, place, or manner of payment of, or in any other term of, the Guaranteed Obligations or any other obligation of Borrower, any other Loan Party, or any other guarantor or surety under any Transaction Document, or any rescission, waiver, amendment, or other modification of any Transaction Document or any other agreement, including any increase in the Obligations resulting from any extension of additional credit or otherwise (in each case, to the extent made in compliance with the Transaction Documents);

(iii) any taking, exchange, substitution, release, impairment, or non-perfection of any collateral, or any taking, release, impairment, amendment, waiver, or other modification of any guaranty, for the Guaranteed Obligations;

(iv) any manner of sale, disposition, or application of proceeds of any Collateral, or any other collateral or other assets to all or part of the Guaranteed Obligations;

(v) any default, failure, or delay, willful or otherwise, in the performance of the Guaranteed Obligations;

(vi) any change, restructuring, or termination of the corporate structure, ownership, or existence of any Loan Party or any of its Subsidiaries, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting Borrower or its assets, or any resulting release or discharge of any Guaranteed Obligation;

(vii) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties, or prospects of any Loan Party now or hereafter known to such Secured Party;

(viii) the failure of any other Person to execute or deliver this Guaranty, or any other guaranty or agreement, or the release or reduction of liability of the Guarantor, or other guarantor or surety, with respect to the Guaranteed Obligations;

(ix) the failure of any Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Transaction Document or otherwise;

(x) any defense, set-off, or counterclaim (other than a defense of payment or performance) that may at any time be available to, or be asserted by, Borrower against any Secured Party; or

(xi) any other circumstance or manner of administering the Facility or any existence of or reliance on any representation by any Secured Party that might vary the risk of the Guarantor or otherwise operate as a defense available to, or a legal or equitable discharge of, Borrower, any other Loan Party or any other guarantor or surety.

(b) The Guarantor hereby assents to all terms and agreements heretofore or hereafter made by Borrower and each other Loan Party with any Secured Party under the Transaction Documents and, except as such waiver may be expressly prohibited by law, the Guarantor waives:

(i) notice of any loans or disbursements made by a Secured Party to Borrower under any Transaction Document;

(ii) notice of any amendments to any of the Transaction Documents;

(iii) notice of the present existence or future incurring of any indebtedness pursuant to the Transaction Documents or any future modifications thereof or any terms or amounts thereof or any Guaranteed Obligations or any terms or amounts thereof;

(iv) notice of the obtaining or release of any guaranty or surety agreement (in addition to this Guaranty), pledge, assignment, or other security for any of the Facility or Guaranteed Obligations;

(v) notice of protest, notice of default, notice of advance, notice of extension of any Maturity Date (including the Final Maturity Date), notice of intent to accelerate and notice of acceleration in relation to any instrument relating to the Facility or Guaranteed Obligations;

(vi) protest, promptness, diligence, notice of acceptance, demand for payment and notice of default or non-payment in respect of the Loan Agreement, this Guaranty and the other Transaction Documents;

(vii) any requirement that a Secured Party protect, secure, perfect or insure any security interest or lien, or any property subject thereto, or exhaust any right or take any action against Borrower, any other Loan Party, or against the Guarantor or any other Person or any security for the Loan;

(viii) the benefit of any statute of limitations which may affect the Guarantor’s liability hereunder or the enforcement hereof and any payment by Borrower or any other Loan Party or other circumstance that operates to toll any statute of limitations as to Borrower or any other Loan Party shall operate to toll the statute of limitations as to the Guarantor;

(ix) any right or claim of right to cause a marshalling of Borrower’s or any other Loan Party’s assets or to cause any Secured Party to proceed against any of the security for the Facility before proceeding against the Guarantor;

(x) notice of the occurrence of any breach by Borrower or any other Loan Party or an Event of Default;

(xi) notice of any Secured Party’s transfer or disposition of any Guaranteed Obligations, or any part thereof;

(xii) notice of sale or foreclosure (or posting or advertising for sale or foreclosure) of any Collateral for any Guaranteed Obligations;

(xiii) all suretyship defenses the Guarantor has or would have under the laws of any jurisdiction;

(xiv) any and all other defenses the Guarantor has or may have under applicable law (other than payment and/or performance of the Guaranteed Obligations or delivery of any demand required to be made hereunder); and

(xv) any other action at any time taken or omitted by any Secured Party and, generally, all demands and notices of every kind in connection with the Transaction Documents, any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations and/or the obligations hereby guaranteed, other than as provided in this Guaranty.

(c) The Guarantor acknowledges that it has received adequate consideration for entering into this Guaranty and that all waivers and acknowledgments under this Section 2.3 by the Guarantor are knowingly made.

Section 2.4. [Reserved].

Section 2.5. Waiver of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, until the Guaranteed Obligations have been paid in full (other than unasserted contingent obligations) and, following the payment of the Guaranteed Obligations, until the expiration of any applicable preference period during which such payment can be rescinded or required otherwise to be restored or returned upon the insolvency, bankruptcy or reorganization of any Loan Party, the Guarantor hereby unconditionally and irrevocably waives, releases and abrogates any and all rights the Guarantor may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating the Guarantor to the rights of Secured Party), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from any Loan Party for any payment made by the Guarantor under or in connection with this Guaranty or otherwise.

Section 2.6. No Duty to Pursue Others. It shall not be necessary for any Secured Party (and the Guarantor hereby waives any rights which the Guarantor may have to require a Secured Party), in order to enforce the obligations of the Guarantor hereunder, first to (a) institute suit or exhaust its remedies against Borrower, any other Loan Party, any other Person liable for the Secured Obligations or the Guaranteed Obligations or any other Person, (b) enforce such Secured Party’s rights in any Collateral which shall ever have been given to secure the Secured Obligations, (c) enforce such Secured Party’s rights against any other guarantors of the Guaranteed Obligations, (d) join Borrower or any other Loan Party or any other Person liable for the Guaranteed Obligations in any action seeking to enforce this Guaranty, (e) exhaust any remedies available to such Secured Party against any Collateral which shall ever have been given to secure the Secured Obligations, or (f) resort to any other means of obtaining payment of the Guaranteed Obligations.

ARTICLE III.
SUBORDINATION OF CERTAIN INDEBTEDNESS

Section 3.1. Subordination of All Guarantor Claims. Upon the occurrence and during the continuance of an Event of Default, neither the Guarantor nor any Affiliate thereof shall receive or collect, directly or indirectly, from Borrower, any other Loan Party or any other Person any amount upon the Guarantor Claims.

Section 3.2. Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving the Guarantor or an Affiliate thereof as debtor, each Secured Party shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Should any Secured Party receive, for application upon the Guaranteed Obligations, any such dividend or payment which is otherwise payable to the Guarantor or its Affiliates, and which, as between Borrower or any other Loan Party, on the one hand, and the Guarantor or its Affiliate, on the other hand, shall constitute a credit upon the Guarantor Claims, then upon payment to Lenders in full of the Guaranteed Obligations (other than unasserted contingent obligations), the Guarantor or its Affiliate shall become subrogated to the rights of Secured Party to the extent that such payments to Secured Party on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that portion of the Guaranteed Obligations which would have been unpaid if a Secured Party had not received dividends or payments upon the Guarantor Claims.

Section 3.3. Payments Held in Trust. In the event that, notwithstanding anything to the contrary in this Guaranty, the Guarantor or its Affiliates should receive any funds, payment, claim or distribution which is prohibited by this Guaranty, the Guarantor agrees, on behalf of itself and its Affiliates, (a) to hold in trust for Collateral Agent, for the benefit of itself and the other Secured Parties, an amount equal to the amount of all funds, payments, claims or distributions so received, and (b) that the Guarantor and its Affiliates shall have absolutely no dominion over the amount of such funds, payments, claims or distributions so received, except to pay them to Collateral Agent, for the benefit of itself and the other Secured Parties, promptly after receipt thereof, and the Guarantor, on behalf of itself and its Affiliates, covenants to pay the same to Collateral Agent promptly after receipt thereof.

Section 3.4. Liens Subordinate. The Guarantor agrees, on behalf of itself and its Affiliates, that any liens, security interests, collateral rights, judgments, judgment liens, charges or other encumbrances upon Borrower’s or any other Loan Party’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, collateral rights, judgments, judgment liens, charges or other encumbrances upon Borrower’s or such other Loan Party’s assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of the Guarantor or its Affiliates or Secured Party presently exist or are hereafter created or attached. Without the prior written consent of Collateral Agent, the Guarantor, on behalf of itself and its Affiliates, agrees that the Guarantor and its Affiliates shall not (a) exercise or enforce any creditor’s right the Guarantor may have against Borrower or any other Loan Party or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including, without limitation, the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgages, deeds of trust, security interests, collateral rights, judgments, judgment liens, charges or other encumbrances on assets of Borrower or any other Loan Party held by the Guarantor or its Affiliates.

ARTICLE IV.

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.1. Representations and Warranties. To induce Secured Parties to enter into the Transaction Documents and extend credit to Borrower, the Guarantor represents and warrants, as of the date hereof, and as of each Credit Date, to each Secured Party as follows, which representations and warranties shall survive the execution hereof and terminate upon the Termination Date:

(a) the Guarantor is a corporation organized and validly existing under the laws of Delaware;

(b) the Guarantor has full power, authority and legal right to execute and deliver this Guaranty and perform fully and completely all of its obligations hereunder, and has taken all necessary action to authorize the execution and delivery of this Guaranty and the performance of its obligations hereunder;

(c) the Guarantor has received, or will receive, direct or indirect benefit from the making of this Guaranty, and Lenders’ agreement to make Loans to Borrower;

(d) the Guarantor is familiar with, and has independently reviewed the books and records regarding the financial condition of Borrower and is familiar with the value of the Collateral; provided, that Guarantor is not relying on such financial condition or the Collateral as an inducement to enter into this Guaranty;

(e) no Secured Party nor any agent, representative or employee of any Secured Party has made any representation, warranty or statement to the Guarantor in order to induce the Guarantor to execute this Guaranty;

(f) after giving effect to this Guaranty and the contingent obligations evidenced hereby, the Guarantor is, and will be, Solvent;

(g) neither the execution and delivery of this Guaranty nor the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof, will contravene any provision of Applicable Law or any judgment, decree, franchise, order or permit applicable to the Guarantor (except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect) or will conflict or be inconsistent with, or will result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, the terms of any indenture, mortgage, deed of trust, agreement or other instruments to which the Guarantor is a party or by which the Guarantor or its property or assets may be bound (except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect);

(h) this Guaranty has been duly executed and delivered by, or on behalf of, the Guarantor and constitutes legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(i) there are no actions, suits or proceedings are pending which have not been previously disclosed in writing to Collateral Agent, or threatened in writing against or affecting the Guarantor before any court or before any governmental or administrative body or agency which in any of the foregoing cases is reasonably likely to result in a Material Adverse Effect;

(j) the Guarantor has not created, nor is the beneficiary of, any direct or indirect Liens encumbering the Collateral or any interest therein; and

(k) on or prior to the date hereof, the Guarantor has delivered to Collateral Agent true, correct and complete copies of the organizational charts depicting the organizational structure of Borrower as of the date hereof.

Section 4.2. Covenants. For a period commencing on the date hereof and ending on the Termination Date, Guarantor shall:

(a) on the last day of each fiscal quarter of the Guarantor (beginning the fiscal quarter ending September 30, 2026), Consolidated Net Worth in excess of $50,000,000;

(b) for so long as the Guarantor is a publicly listed company, deliver to the Collateral Agent, (i) with respect to the first three fiscal quarters of each fiscal year of the Guarantor (beginning the fiscal quarter ending September 30, 2026, the Guarantor’s quarterly financial statements within five (5) days after the date on which such financial statements are required to be filed with the SEC and (ii) with respect to each fiscal year of the Guarantor (beginning the fiscal year ending December 31, 2026), annual audited financial statements of the Guarantor within five (5) days after the date on which such financial statements are required to be filed with the SEC (provided that notwithstanding the foregoing, the delivery of the financial statements required by this clause (b) will be deemed to have been satisfied by the Guarantor if Guarantor shall have timely made the same available on “EDGAR” (or any successor thereto) and/or on its home page on the worldwide web); and

(c) in the event that the Guarantor is not a publicly listed company, deliver to Collateral Agent within 90 days after the end of each fiscal quarter of the Guarantor (beginning the fiscal quarter during which the Guarantor becomes not a publicly listed company) and within 120 days after the end of the fiscal year of the Guarantor (beginning the fiscal year during which the Guarantor becomes not a publicly listed company), its quarterly or audited annual financial statements, as applicable, together with a certificate signed by a Responsible Officer of the Guarantor setting forth in reasonable detail (i) the Guarantor’s Consolidated Net Worth based on such financial statement, and (ii) any Indebtedness incurred during the fiscal quarter or fiscal year of such financial statement, as the case may be.

The financial statements of the Guarantor, including, without limitation, any related financial data and schedules, that will be delivered to Collateral Agent pursuant to clause (b) above after the date hereof in accordance with this Section 4.2 shall present fairly in all material respects (in the case of quarterly financial statements, subject to normal year-end audit adjustments and the absence of footnotes) the financial condition and results of operations of the Guarantor on a consolidated basis in accordance with GAAP consistently applied.

ARTICLE V.
MISCELLANEOUS

Section 5.1. Termination. This Guaranty shall terminate upon the Termination Date. Section 2.2(b) shall survive the Termination Date, and no termination of this Guaranty shall affect, release or discharge the Guarantor’s liability with respect to any of its obligations hereunder existing or arising prior to the Termination Date.

Section 5.2. Amendments, etc. Unless expressly stated otherwise herein, no amendment or waiver of any provision of this Guaranty, and no consent to any departure by the Guarantor therefrom, shall be effective except pursuant to a writing signed by all Parties. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure or delay by any Secured Party in exercising any right under this Guaranty shall operate as a waiver thereof or of any other right hereunder or thereunder, nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder.

Section 5.3. Notices.

(a) Any notice, demand, statement, request or consent made hereunder shall be in writing and given in the manner provided for in Section 12.5 (Notices) of the Loan Agreement. The addresses of the Parties are as follows:

Guarantor:

Presidio Production Company

500 W. 7th Street, Suite 1500

Fort Worth, TX 76102

Attention: Brett Barnes and Ginnie Vierra

Email: brett@bypresidio.com; ginnie@bypresidio.com

with a copy to:

Sidley Austin LLP

1000 Louisiana Street,

Suite 5900

Houston, TX 77002

Attention: Daniel Allison

Email: dallison@sidley.com

Collateral Agent:

Goldman Sachs Bank USA

200 West Street

New York, NY 10282

Attn: Sara Lachapelle, Guy Kern-Martin

Email: sara.lachapelle@gs.com; guy.kern-martin@gs.com

With copies to:

Goldman Sachs Bank USA

2001 Ross Ave, 35th Floor

Dallas, TX 75201

Telephone: 212-902-1099

Facsimile: 917-977-3966

E-mail: gs-pfi-servicing@gs.com

Goldman Sachs Bank USA

200 West Street, 7th floor

New York, NY 10282

Attn: Bank Debt Portfolio Group

E-mail: bdpg-ny-portfolio@ny.email.gs.com

with a copy to:

Paul Hastings LLP

609 Main Street,

Suite 2500

Houston, TX 77002

Attention: Guy Gribov

Email: guygribov@paulhastings.com

(b) The Guarantor and Collateral Agent may change its physical address or electronic mail address for notices and other communications hereunder by written notice to the other Parties.

(c) Collateral Agent shall be entitled to rely and act upon any notices purportedly given by or on behalf of Guarantor, even if such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein. Guarantor shall indemnify each Secured Party and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Guarantor (other than in the case of bad faith, willful misconduct or gross negligence on the part of such Secured Party or Related Party, as determined by a final non-appealable judgment by a court of competent jurisdiction).

Section 5.4. No Waiver; Cumulative Remedies. No failure by a Secured Party to exercise, and no delay by a Secured Party in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of a Secured Party herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 5.5. Severability; Captions; Counterparts; Electronic Signatures. Section 12.6 (Severability; Captions; Counterparts; Electronic Signatures) of the Loan Agreement shall be incorporated herein mutatis mutandis.

Section 5.6. Survival of Representations and Warranties. All representations and warranties made hereunder or other document delivered pursuant hereto or in connection herewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Secured Parties, regardless of any investigation made by any Secured Party and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default under the Loan Agreement, and shall continue in full force and effect as long as any Loan or any other Obligation under the Loan Agreement shall remain unpaid or unsatisfied.

Section 5.7. Governing Law and Jurisdiction. Section 12.1 (Governing Law; Jurisdiction; Service of Process; Venue) and Section 10.2 (Jury Waiver; Jurisdiction) of the Loan Agreement shall be incorporated herein mutatis mutandis.

Section 5.8. Parties Bound; Assignment. This Guaranty shall be binding upon and shall inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives; provided, however, that (x) Guarantor may not, without the prior written consent of Collateral Agent, assign any of its rights, powers, duties or obligations hereunder and any purported assignment without such consent shall be void ab initio and (y) the Collateral Agent may only assign its rights, powers, duties or obligations hereunder pursuant to an assignment made in compliance with the Loan Agreement.

Section 5.9. Defined Terms. Any capitalized term utilized herein shall have the meaning as specified in the Loan Agreement, unless such term is otherwise specifically defined herein.

Section 5.10. Entirety. THIS GUARANTY EMBODIES THE FINAL AND ENTIRE AGREEMENT OF THE GUARANTOR AND COLLATERAL AGENT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL PRIOR OR CONTEMPORANEOUS COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY IS INTENDED BY THE GUARANTOR AND COLLATERAL AGENT AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THIS GUARANTY, AND NO COURSE OF DEALING BETWEEN THE GUARANTOR AND COLLATERAL AGENT, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY. THERE ARE NO ORAL AGREEMENTS BETWEEN THE GUARANTOR AND COLLATERAL AGENT.

Section 5.11. Confidentiality. Section 12.10 (Publicity and Confidentiality) of the Loan Agreement shall be incorporated herein mutatis mutandis.

Section 5.12. Collateral Agent. Collateral Agent shall be afforded all of the rights, powers, protections, immunities and indemnities of Collateral Agent set forth in the Loan Agreement as if the same were specifically set forth herein, mutatis mutandis.

Section 5.13. Formal Acceptance. No formal acceptance by Collateral Agent is necessary to make this Guaranty effective.

Section 5.14. CPLR § 3213. The Guarantor acknowledges and agrees that this Guaranty is, and is intended to be, an instrument for payment of money only, as such phrase is used in §3213 of the New York Civil Practice Law and Rules in effect on the date hereof (“CPLR”), and Guarantor has been fully advised by its counsel of the Secured Party’s rights and remedies pursuant to said §3213 of the CPLR.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Guaranty as of the date first set forth above.

PRESIDIO PRODUCTION COMPANY

By:	/s/ Brett J. Barnes
Name:	Brett J. Barnes
Title:	Executive Vice President and General Counsel

[Signatures Continue on Following Page]

Signature Page to Carve-Out Guaranty

COLLATERAL AGENT:

GOLDMAN SACHS BANK USA

By:	/s/ Sara Lachapelle
Name:	Sara Lachapelle
Title:	Attorney in Fact

Signature Page to Non-Recourse Carve-Out Guaranty